Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2019
FIRST QUARTER RESULTS
Raises Fiscal 2019 Estimated EPS Range
Declares Quarterly Cash Dividend of $0.27 Per Share

OSHKOSH, WI - (January 30, 2019) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2019 first quarter net income of $109.0 million, or $1.51 per diluted share, compared to $56.4 million, or $0.74 per diluted share, in the first quarter of fiscal 2018. Results for the first quarter of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Results for the first quarter of fiscal 2018 included after-tax charges of $14.1 million associated with restructuring actions in the access equipment and commercial segments as well as discrete tax benefits of $6.5 million related to implementation of tax legislation in the United States. Excluding these items, fiscal 2019 first quarter adjusted1 net income was $116.0 million, or $1.61 per diluted share, compared to fiscal 2018 first quarter adjusted1 net income of $64.0 million, or $0.84 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.
Consolidated net sales in the first quarter of fiscal 2019 increased 13.7 percent to $1.80 billion compared to the first quarter of fiscal 2018 due to higher access equipment and fire & emergency segment sales, offset in part by lower defense and commercial segment sales. Consolidated sales for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $1.77 billion, an increase of 11.3 percent compared to the first quarter of fiscal 2018.
Consolidated operating income in the first quarter of fiscal 2019 increased 115.4 percent to $160.5 million, or 8.9 percent of sales, compared to $74.5 million, or 4.7 percent of sales, in the first quarter of fiscal 2018. This increase was primarily a result of the impact of higher sales volume, the absence of restructuring-related charges and the application of the new revenue recognition standard. Consolidated operating income for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $135.3 million, or 7.7 percent of sales. Excluding $18.6 million of pre-tax charges and operating inefficiencies related to restructuring actions in the access equipment and commercial segments, adjusted1 operating income in the first quarter of fiscal 2018 was $93.1 million, or 5.9 percent of sales.
“I am pleased to report strong performance by our team in the first quarter, with sales growth of 13.7 percent, adjusted1 operating income growth of 72.4 percent and adjusted1 earnings per share growth of 91.7 percent to $1.61,” said Wilson R. Jones, president and chief executive officer of

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

Oshkosh Corporation. “Fiscal 2019 is off to a good start and we remain confident in our outlook, supported by positive customer sentiment, elevated backlog and a focused Oshkosh team. Led by double digit sales growth in our access equipment and fire & emergency segments, the continued execution of our MOVE strategy drove higher operating income and higher operating income margins in all four segments.
"During the quarter, our defense segment received an order valued at $1.7 billion for our revolutionary light protected defense vehicle, the Joint Light Tactical Vehicle (JLTV). The JLTV is shaping the future of light military vehicles and continues to draw significant interest from international armed forces.
“As a result of our positive start to the year and improved outlook in our access equipment segment, we are raising our fiscal 2019 earnings expectations. We now expect full year earnings per share to be in a range of $6.90 to $7.40 and adjusted1 earnings per share to be in a range of $7.00 to $7.50,” said Jones.
Factors affecting first quarter results for the Company’s business segments included:
Access Equipment - Access equipment segment net sales in the first quarter of fiscal 2019 increased 31.6 percent to $826.5 million. The increase in sales was led by an increase in telehandler sales in North America, reflecting continued favorable business conditions and improved production rates as the access equipment segment was completing the move of North American telehandler production in fiscal 2018. Higher pricing to cover material cost escalation also contributed to the increase in sales.
Access equipment segment operating income in the first quarter of fiscal 2019 increased 384.7 percent to $66.4 million, or 8.0 percent of sales, compared to $13.7 million, or 2.2 percent of sales, in the first quarter of fiscal 2018. The increase in operating income was primarily due to the impact of higher sales volume, improved pricing and the absence of restructuring-related expenses, offset in part by higher material costs and adverse product mix. The first quarter of fiscal 2018 also included a benefit of $5.5 million related to the collection of a receivable that had been fully reserved.
Access equipment segment results for the first quarter of fiscal 2018 included pre-tax charges and operating inefficiencies associated with restructuring actions of $16.1 million. Excluding these charges and inefficiencies, adjusted1 operating income in the first quarter of fiscal 2018 was $29.8 million, or 4.7 percent of sales.
Defense - Defense segment net sales for the first quarter of fiscal 2019 decreased 6.0 percent to $464.1 million. The decrease in sales was due to the absence of international Mine Resistant Ambush Protected-All Terrain Vehicle (M-ATV) sales in the first quarter of fiscal 2019, offset in part by the continued ramp up of sales to the U.S. government under the JLTV program and changes associated with the application of the new revenue recognition standard. Defense segment sales for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $449.5 million, a decrease of 8.9 percent compared to the first quarter of fiscal 2018.
Defense segment operating income in the first quarter of fiscal 2019 increased 8.1 percent to $71.1 million, or 15.3 percent of sales, compared to $65.8 million, or 13.3 percent of sales, in the first quarter of fiscal 2018. The increase in operating income was due to changes associated with the application of the new revenue recognition standard, including an increase in contract margins on the JLTV program upon the receipt of the large order in the quarter, and a favorable resolution of contract compliance matters, offset in part by the impact of lower sales volume and an adverse product mix. Defense segment operating income for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $51.9 million, or 11.5 percent of sales.

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

Fire & Emergency - Fire & emergency segment net sales for the first quarter of fiscal 2019 increased 29.0 percent to $295.5 million as a result of the timing of deliveries and changes associated with the application of the new revenue recognition standard. Fire & emergency segment sales for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $268.7 million, an increase of 17.3 percent compared to the first quarter of fiscal 2018.
Fire & emergency segment operating income in the first quarter of fiscal 2019 increased 57.7 percent to $39.9 million, or 13.5 percent of sales, compared to $25.3 million, or 11.0 percent of sales, in the first quarter of fiscal 2018. The increase in operating income was largely a result of the impact of higher sales volume. Fire & emergency segment operating income for the first quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $34.1 million, or 12.7 percent of sales.
Commercial - Commercial segment net sales for the first quarter of fiscal 2019 decreased 8.0 percent to $222.2 million on a lower mix of package sales, which include third-party chassis.
Commercial segment operating income in the first quarter of fiscal 2019 increased 125.3 percent to $18.7 million, or 8.4 percent of sales, compared to $8.3 million, or 3.4 percent of sales, in the first quarter of fiscal 2018. The increase in operating income was largely a result of lower operating expenses, the absence of restructuring-related costs in the first quarter of fiscal 2019 and lower warranty expense. Excluding restructuring-related charges of $2.5 million in the prior year, adjusted1 operating income was $10.8 million, or 4.5 percent of sales, in the first quarter of fiscal 2018.
Corporate - Corporate operating costs in the first quarter of fiscal 2019 decreased $3.0 million to $35.6 million due primarily to lower share-based compensation costs and a decrease in post-retirement liabilities.
Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of fiscal 2019 decreased $2.2 million to $11.5 million.
Provision for Income Taxes - The Company recorded income tax expense in the first quarter of fiscal 2019 of $39.7 million, or 26.9 percent of pre-tax income, compared to $4.7 million, or 7.8 percent of pre-tax income, in the first quarter of fiscal 2018. Excluding $7.0 million related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017, adjusted1 income tax expense in the first quarter of fiscal 2019 was $32.7 million, or 22.1 percent of pre-tax income. Excluding the tax impact of restructuring-related charges of $4.5 million as well as discrete tax benefits of $6.5 million related to the implementation of tax legislation in the prior year, adjusted1 income tax expense in the first quarter of fiscal 2018 was $15.7 million, or 19.8 percent of adjusted pre-tax income. Adjusted1 income tax expense included $0.3 million of discrete tax charges and $3.8 million of discrete tax benefits in the first quarter of fiscal 2019 and 2018, respectively, primarily related to share-based compensation tax benefits and the resolution of state tax matters.
Share Repurchases -The Company repurchased 2,563,087 shares of Common Stock for $170.0 million in the first quarter of fiscal 2019. Share repurchases completed during the previous twelve months benefited earnings per share in the first quarter of fiscal 2019 by $0.08 compared to the first quarter of fiscal 2018.

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

Fiscal 2019 Expectations
The Company is raising its fiscal 2019 full year outlook as a result of the positive start to the year and an improved outlook for the access equipment segment. The Company now expects consolidated sales to be $8.05 billion to $8.25 billion, an increase from the Company’s previous sales estimate range of $7.85 billion to $8.15 billion.
The Company now expects its fiscal 2019 consolidated operating income to be $685 million to $735 million, an increase from the Company’s previous sales estimate range of $640 million to $710 million.
The Company now expects its fiscal 2019 diluted earnings per share to be in the range of $6.90 to $7.40. Excluding the impact of discrete items associated with tax legislation in the U.S., the Company expects its fiscal 2019 adjusted1 diluted earnings per share to be in the range of $7.00 to $7.50 compared to the prior diluted earnings per share estimated range of $6.50 to $7.25.

Dividend Announcement
The Company’s Board of Directors today declared a quarterly cash dividend of $0.27 per share of Common Stock. The dividend will be payable on March 1, 2019, to shareholders of record as of February 15, 2019.

Conference Call
The Company will host a conference call at 9:00 a.m. EST this morning to discuss its fiscal 2019 first quarter results and its full-year fiscal 2019 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freight costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; performance issues with key suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation
Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.
Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,
	2018	2017
Net sales	$1,803.4	$1,586.3
Cost of sales	1,475.1	1,343.3
Gross income	328.3	243.0

Operating expenses:
Selling, general and administrative	158.6	157.9
Amortization of purchased intangibles	9.2	10.6
Total operating expenses	167.8	168.5
Operating income	160.5	74.5

Other income (expense):
Interest expense	(13.7)	(15.4)
Interest income	2.2	1.7
Miscellaneous, net	(1.2)	(0.2)
Income before income taxes and earnings of unconsolidated affiliates	147.8	60.6
Provision for income taxes	39.7	4.7
Income before earnings of unconsolidated affiliates	108.1	55.9
Equity in earnings of unconsolidated affiliates	0.9	0.5
Net income	$109.0	$56.4

Earnings per share:
Basic	$1.53	$0.75
Diluted	1.51	0.74

Basic weighted-average shares outstanding	71,464,489	74,846,829
Dilutive equity-based compensation awards	637,337	1,177,636
Diluted weighted-average shares outstanding	72,101,826	76,024,465

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	December 31,	September 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$159.9	$454.6
Receivables, net	1,072.1	1,521.6
Unbilled receivables, net	342.9	—
Inventories, net	1,291.6	1,227.7
Other current assets	77.7	66.0
Total current assets	2,944.2	3,269.9
Property, plant and equipment:
Property, plant and equipment	1,245.8	1,222.7
Accumulated depreciation	(758.7)	(741.6)
Property, plant and equipment, net	487.1	481.1
Goodwill	1,005.2	1,007.9
Purchased intangible assets, net	460.0	469.4
Other long-term assets	133.6	65.9
Total assets	$5,030.1	$5,294.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$—
Accounts payable	608.4	776.9
Customer advances	425.2	444.9
Payroll-related obligations	119.8	192.5
Other current liabilities	324.8	275.8
Total current liabilities	1,478.2	1,690.1
Long-term debt, less current maturities	818.3	818.0
Other long-term liabilities	322.4	272.6
Commitments and contingencies
Shareholders’ equity	2,411.2	2,513.5
Total liabilities and shareholders’ equity	$5,030.1	$5,294.2

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Three Months Ended December 31,
	2018	2017
Operating activities:
Net income	$109.0	$56.4
Depreciation and amortization	28.7	31.4
Stock-based compensation expense	7.9	7.5
Deferred income taxes	(1.0)	(27.8)
Gain on sale of assets	(0.8)	(0.6)
Foreign currency transaction gains	(0.2)	(0.8)
Other non-cash adjustments	(0.9)	0.9
Changes in operating assets and liabilities	(228.6)	(37.8)
Net cash provided (used) by operating activities	(85.9)	29.2

Investing activities:
Additions to property, plant and equipment	(13.2)	(18.7)
Additions to equipment held for rental	(5.9)	(1.2)
Proceeds from sale of equipment held for rental	2.3	2.5
Other investing activities	1.7	(0.8)
Net cash used by investing activities	(15.1)	(18.2)

Financing activities:
Proceeds from issuance of debt	—	6.5
Repayments of debt	—	(5.0)
Repurchases of Common Stock	(176.9)	(71.1)
Dividends paid	(19.3)	(18.0)
Proceeds from exercise of stock options	1.7	8.6
Net cash used by financing activities	(194.5)	(79.0)

Effect of exchange rate changes on cash	0.8	0.1
Decrease in cash and cash equivalents	(294.7)	(67.9)
Cash and cash equivalents at beginning of period	454.6	447.0
Cash and cash equivalents at end of period	$159.9	$379.1

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended December 31,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$337.7	$—	$337.7	$323.5	$—	$323.5
Telehandlers	269.5	—	269.5	129.5	—	129.5
Other	219.3	—	219.3	175.2	—	175.2
Total access equipment	826.5	—	826.5	628.2	—	628.2

Defense	463.8	0.3	464.1	493.2	0.3	493.5

Fire & emergency	291.2	4.3	295.5	224.9	4.2	229.1

Commercial
Concrete placement	81.7	—	81.7	111.5	—	111.5
Refuse collection	109.2	—	109.2	101.2	—	101.2
Other	30.7	0.6	31.3	27.0	1.7	28.7
Total commercial	221.6	0.6	222.2	239.7	1.7	241.4
Corporate & eliminations	0.3	(5.2)	(4.9)	0.3	(6.2)	(5.9)
	$1,803.4	$—	$1,803.4	$1,586.3	$—	$1,586.3

	Three Months Ended December 31,
	2018	2017
Operating income (loss):
Access equipment	$66.4	$13.7
Defense	71.1	65.8
Fire & emergency	39.9	25.3
Commercial	18.7	8.3
Corporate	(35.6)	(38.6)
	$160.5	$74.5

	December 31,
	2018	2017
Period-end backlog:
Access equipment	$1,697.2	$1,576.8
Defense	3,195.7	1,854.3
Fire & emergency	949.5	985.1
Commercial	415.4	373.9
	$6,257.8	$4,790.1

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,
	2018	2017

Access equipment segment operating income (GAAP)	$66.4	$13.7
Costs and inefficiencies related to restructuring actions	—	16.1
Adjusted access equipment segment operating income (non-GAAP)	$66.4	$29.8

Commercial segment operating income (GAAP)	$18.7	$8.3
Restructuring costs	—	2.5
Adjusted commercial segment operating income (non-GAAP)	$18.7	$10.8

Consolidated operating income (GAAP)	$160.5	$74.5
Costs and inefficiencies related to restructuring actions	—	18.6
Adjusted consolidated operating income (non-GAAP)	$160.5	$93.1

Provision for income taxes (GAAP)	$39.7	$4.7
Income tax benefit of costs and inefficiencies related to restructuring actions	—	4.5
Revaluation of net deferred tax liabilities	—	23.9
Repatriation tax	(7.0)	(17.4)
Adjusted provision for income taxes (non-GAAP)	$32.7	$15.7

Net income (GAAP)	$109.0	$56.4
Costs and inefficiencies related to restructuring actions, net of tax	—	14.1
Revaluation of net deferred tax liabilities	—	(23.9)
Repatriation tax	7.0	17.4
Adjusted net income (non-GAAP)	$116.0	$64.0

Earnings per share-diluted (GAAP)	$1.51	$0.74
Costs and inefficiencies related to restructuring actions, net of tax	—	0.18
Revaluation of net deferred tax liabilities	—	(0.31)
Repatriation tax	0.10	0.23
Adjusted earnings per share-diluted (non-GAAP)	$1.61	$0.84

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Oshkosh Corporation Reports Results for Fiscal 2019 First Quarter
January 30, 2019

	Fiscal 2019 Expectations
	Low	High

Earnings per share-diluted (GAAP)	$6.90	$7.40
Repatriation tax adjustment	0.10	0.10
Adjusted earnings per share-diluted (non-GAAP)	$7.00	$7.50

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Sr. Vice President and Chief Marketing Officer
920.966.5982

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